Exhibit 12.1

                         UNITED STATES STEEL CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                   (Unaudited)
            ---------------------------------------------------------
                              (Dollars in millions)

                              Nine Months
                                 Ended          Year Ended December 31
                             September 30   ---------------------------------
                              2002  2001    2001   2000   1999   1998   1997
                              ----   ----   ----   ----   ----   ----   ----
Portion of rentals
  representing interest       $ 22  $  31  $  45  $  48  $  46  $  52  $  47
Capitalized interest             4      1      1      3      6      6      7
Other interest and fixed
  charges                      101     88    153    115     75     47     91
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent (a)     -     10     12     12     14     15     20
                              ----   ----   ----   ----   ----   ----   ----

Combined fixed charges
  and preferred stock
  dividends                   $127  $ 130  $ 211  $ 178  $ 141  $ 120  $ 165
                              ====   ====   ====   ====   ====   ====   ====

Earnings-pretax income
  with applicable
  adjustments                 $172  $(147) $(387) $ 187  $ 295  $ 618  $ 781
                              ====   ====   ====   ====   ====   ====   ====

Ratio of earnings to
  combined
  fixed charges and preferred
  stock dividends             1.35    (b)    (c)   1.05   2.10   5.15   4.72
                              ====   ====   ====   ====   ====   ====   ====


(a) Reflects pretax earnings required to cover dividends associated with the 6.50% Cumulative Convertible Preferred Stock attributed to
     U. S. Steel by Marathon prior to the Separation. This preferred stock was retained by Marathon in connection with the Separation and subsequently repaid by Marathon.
(b) Earnings did not cover combined fixed charges and preferred stock dividends by $277 million.
(c) Earnings did not cover combined fixed charges and preferred stock dividends by $598 million.